Exhibit 10.20

EXECUTION VERSION

GEORGIA HOLDINGS, INC.

NONQUALIFIED STOCK OPTION

GRANT CERTIFICATE

THIS NONQUALIFIED STOCK OPTION GRANT CERTIFICATE (this “Agreement”), dated as of May 31, 2013 (the “Date of Grant”), is made by and between Georgia Holdings, Inc., a Delaware corporation (the “Company”), and Ronald Schlosser (the “Grantee”).

WHEREAS, the Company has adopted the Georgia Holdings, Inc. Management Equity Plan (as may be amended from time to time, the “Plan”);

WHEREAS, the Company wishes to afford the Grantee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Shares”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the nonqualified Option provided for herein to the Grantee, subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to the Grantee an Option (the “Option”) to purchase 53,107 Shares (the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option under Section 422 of the Code. The “Exercise Price,” being the price at which the Grantee shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Option, shall be $100 per Option Share.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his legal representative in respect of any questions arising under the Plan or this Agreement, subject to Section 12(n). The right to cancel unvested Options for no consideration pursuant to the penultimate sentence of Section 7 of the Plan shall not apply to this Option. The Grantee acknowledges that the Grantee has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(c) Stockholders’ Agreement. As a condition to the exercise of all or any portion of the Option, the Grantee shall be required to become a party to the Stockholders’ Agreement and agree to be bound by the terms thereof. The Grantee acknowledges being provided with a copy of the Stockholders’ Agreement.

(d) Employment Agreement. References in this Agreement to the terms “Disability,” “Cause” and “Good Reason” shall have the meaning ascribed to those terms in the Employment Agreement dated as of May 31, 2013 between the Grantee and McGraw-Hill Global Education Holdings, LLC (the “Employment Agreement”), regardless of whether the Employment Agreement is terminated at any time or for any reason. Solely for purposes of the vesting and exercisability of the Option, the Company agrees that the termination of Executive’s employment with the Company and its Affiliates that results solely due to the Company’s unwillingness to continue Executive’s employment under the Employment Agreement following the Expiration Date, shall be treated hereunder as a termination by the Company without Cause.

2. Vesting; Exercisability; Forfeiture.

(a) Time-Based Vesting Portion. 50% of the Option (the “Time-Based Vesting Portion”) shall become vested and exercisable in 20% cumulative installments on each of the first five anniversaries of the Date of Grant (each, a “Vesting Date”), provided that the Grantee remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through such Vesting Date.

(b) Performance-Based Vesting Portion.

(i) The remaining 50% of the Option (the “Performance-Based Vesting Portion”) shall become vested and exercisable in up to 20% cumulative installments on each of the first five anniversaries of the Date of Grant (each, a “Performance Vesting Date”), provided that (A) the Grantee remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through such Performance Vesting Date and (B) the performance criteria described in this Section 2(b) are met with respect to the Measurement Year (defined below) immediately preceding the Performance Vesting Date. “Measurement Year” means the calendar year 2013-2017, as applicable.

(ii) (A) For purposes of clause (B) in Section 2(b)(i) above, the performance criteria for the Performance-Based Vesting Portion will be deemed met as of the applicable Performance Vesting Date with respect to 50% of each applicable annual installment (i.e., 5% of the Option) if the Company’s Annual EBITDA (as defined in Exhibit A) for the Measurement Year immediately preceding the Performance Vesting Date equals or exceeds the Annual EBITDA Target for such Measurement Year.

(B) For purposes of clause (B) in Section 2(b)(i) above, the performance criteria for the Performance-Based Vesting Portion will be deemed met as of the applicable Performance Vesting Date with respect to 50% of each applicable annual installment (i.e., 5% of the Option) if the Company’s Annual Free Cash Flow (as defined in Exhibit A) for the Measurement Year immediately preceding the Performance Vesting Date equals or exceeds the Annual Free Cash Flow Target for such Measurement Year.

(C) If any installment of the Performance-Based Vesting Portion does not vest as of the applicable Performance Vesting Date because (1) the Annual EBITDA Target was not achieved pursuant to clause (A) above, or (2) the Annual Free Cash Flow Target was not achieved pursuant to clause (B) above, such installment shall remain eligible to become vested upon the any future Performance Vesting Date, subject to the Grantee’s continued employment through such Performance Vesting Date, if the Company’s Cumulative EBITDA or Cumulative Free Cash Flow, as applicable, for the Measurement Year immediately preceding such Performance Vesting Date equals or exceeds the Cumulative EBITDA Target or Cumulative Free Cash Flow Target, as applicable, for such Measurement Year (as such terms are defined in Exhibit A and as such targets are specified on Exhibit A); provided, that in applying this Section 2(b)(ii)(C), (x) any excess of the Company’s actual EBITDA for a Measurement Year over the Annual EBITDA Target for such Measurement Year shall not be taken into account for purposes of determining whether the Cumulative EBITDA Target for any subsequent Measurement Year has been achieved, and (y) any excess of the Company’s actual Free Cash Flow for a Measurement Year over the Annual Free Cash Flow Target for such Measurement Year shall not be taken into account for purposes of determining whether the Cumulative Free Cash Flow Target for any subsequent Measurement Year has been achieved.

By way of example and for illustration purposes only, if the Annual EBITDA Target for the first, second and third Measurement Years were $100 million, $200 million and $300 million respectively, and actual achievement of such targets were $150 million, $170 million and $330 million, then (1) the Performance-Vesting Portion installment described in Section 2(b)(ii)(A) in respect of the first Measurement Year shall vest on the scheduled Performance Vesting Date (because Annual EBITDA exceeded the Annual EBITDA Target by $50 million); (2) the Performance-Vesting Portion installment described in Section 2(b)(ii)(A) in respect of the second Measurement Year shall not vest on its scheduled Performance Vesting Date because Annual EBITDA fell short of the Annual EBITDA Target by $30 million, and the Cumulative EBITDA through the second Measurement Year (which is only $270 million for this purpose, as the excess of $50 million over the Annual EBITDA Target in the first Measurement Year is disregarded) also fell short of the Cumulative EBITDA Target by $30 million; (3) the Performance-Vesting Portion installment described in Section 2(b)(ii)(A) in respect of the third Measurement Year shall vest on the scheduled Performance Vesting Date (because Annual EBITDA exceeded the Annual EBITDA Target by $30 million); and (4) the Performance-Vesting Portion installment described in Section 2(b)(ii)(A) in respect of the second Measurement Year also vests at the same time as the Performance-Vesting Portion installment described in Section 2(b)(ii)(A) in respect of the third Measurement Year because Cumulative EBITDA through the third Measurement Year (which is $600 million for this purpose, taking into account the excess in the third Measurement Year but disregarding the excess in the first Measurement Year) satisfied the Cumulative EBITDA Target of $600 million. The foregoing measurement only applies to vesting based on EBITDA performance and has no impact on vesting based on Free Cash Flow performance which is calculated separately (see example in next paragraph).

By way of example and for illustration purposes only, if the Annual Free Cash Flow Target for the first, second and third Measurement Years were $100 million, $200 million and $300 million respectively, and actual achievement of such targets were $175 million, $150 million and $350 million, then (1) the Performance-Vesting Portion installment described in Section 2(b)(ii)(B) in respect of the first Measurement Year shall vest on the scheduled Performance Vesting Date (because Annual Free Cash Flow exceeded the Annual Free Cash Flow Target by $75 million); (2) the Performance-Vesting Portion installment described in Section 2(b)(ii)(B) in respect of the second Measurement Year shall not vest on its scheduled Performance Vesting Date because Annual Free Cash Flow fell short of the Annual Free Cash Flow Target by $50 million, and the Cumulative Free Cash Flow through the second Measurement Year (which is only $250 million for this purpose, as the excess of $75 million over the Annual Free Cash Flow Target in the first Measurement Year is disregarded) also fell short of the Cumulative Free Cash Flow Target by $50 million; (3) the Performance-Vesting Portion installment described in Section 2(b)(ii)(B) in respect of the third Measurement Year shall vest on the scheduled Performance Vesting Date (because Annual Free Cash Flow exceeded the Annual Free Cash Flow Target by $50 million); and (4) the Performance-Vesting Portion installment described in Section 2(b)(ii)(B) in respect of the second Measurement Year also vests at the same time as the Performance-Vesting Portion installment described in Section 2(b)(ii)(B) in respect of the third Measurement Year because Cumulative Free Cash Flow through the third Measurement Year (which is $600 million for this purpose, taking into account the excess in the third Measurement Year but disregarding the excess in the first Measurement Year) satisfied the Cumulative Free Cash Flow Target of $600 million. The foregoing measurement only applies to vesting based on Free Cash Flow performance and has no impact on vesting based on EBITDA performance which is calculated separately (see example in prior paragraph).

(iii) The determination of achievement of the performance criteria described in this Section 2(b) shall be subject to the Committee’s certification of the Company’s Annual EBITDA and Annual Free Cash Flow for the applicable Measurement Year for purposes of this Agreement based on the Company’s audited financial results for the Measurement Year; provided, however, that if the Grantee’s employment is terminated (1) by the Company or one of its Affiliates due to the Grantee’s Disability or (2) due to the Grantee’s death, and as of such termination date, the Committee has not yet certified the Company’s Annual EBITDA and Annual Free Cash Flow for the Measurement Year relevant for the Performance Vesting Date immediately preceding such termination, (x) any unvested portion of the Grantee’s Performance-Based Vesting Portion that could have vested in respect of such Measurement Year (which vesting, for the avoidance of doubt, may be based on achievement of annual and/or cumulative targets for the applicable Measurement Year) (the “Open Vested Portion”) shall remain eligible to become vested and exercisable in respect of such Measurement Year pursuant to Section 2(b)(ii), and (y) to the extent such Open Vested Portion does not vest and become exercisable in accordance with the preceding clause, it shall terminate and become null and void as of the date of such Committee certification.

(iv) The EBITDA and Free Cash Flow Targets (including the Cumulative EBITDA Targets and Cumulative Free Cash Flow Targets) specified in Exhibit A are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any of the businesses of the Company, or any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles has occurred such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the performance targets set forth on Exhibit A to reflect the projected effect of such transaction(s) or event(s) on EBITDA and/or Free Cash Flow, subject to Section 7 of the Plan. Furthermore, in the event of purchase accounting adjustments (which were not contemplated when the performance targets were set) relating to the transactions contemplated by the Purchase and Sale Agreement, dated as of November 26, 2012, by and among The McGraw-Hill Companies, Inc., McGraw-Hill Education LLC and the other sellers named therein, and MHE Acquisition, LLC, the Committee shall, in good faith and in such manner as it may deem equitable, adjust (either up or down) the performance targets set forth on Exhibit A to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option.

(c) Change in Control.

(i) Upon a Change in Control, the Time-Based Vesting Portion, to the extent unvested, shall become fully vested and exercisable, subject to the Grantee’s continued employment through the effective date of a Change in Control.

(ii) Upon a Change in Control, subject to the Grantee’s continued employment through the effective date of a Change in Control, the annual performance targets set forth in Section 2(b) with respect to the Measurement Year in which the Change in Control occurs and all future Measurement Years shall be deemed met, and the Performance-Based Vesting Portion shall become vested and exercisable with respect to the installments relating to such Measurement Years, as of the effective date of the Change in Control. For the avoidance of doubt, any installment of the Performance-Based Vesting Portion for Measurement Years prior to the Measurement Year in which the Change in Control occurs which did not vest and become exercisable in accordance with Section 2(b)(ii) because the applicable performance-based vesting conditions were not met, shall be forfeited and shall no longer remain outstanding, subject to subsection (iii) below.

(iii) If a Change in Control occurs after December 31 of any Measurement Year but prior to the Committee’s certification of the Company’s Annual EBITDA and Annual Free Cash Flow for such Measurement Year, (x) the Open Vested Portion shall remain eligible to become vested and exercisable in respect of such Measurement Year pursuant to Section 2(b)(ii) (which vesting, for the avoidance of doubt, may be based on achievement of annual and/or cumulative targets for the applicable Measurement Year), and (y) to the extent such Open Vested Portion does not vest and become exercisable in accordance with the preceding clause, it shall terminate and become null and void as of the date of such Committee certification.

(iv) Notwithstanding anything in this Agreement to the contrary, if the Grantee’s employment is terminated (1) by the Company or one of its Affiliates due to the Grantee’s Disability, (2) due to the Grantee’s death or (3) by the Company or one of its Affiliates without Cause, and the effective date of a Change in Control occurs during the period beginning on such termination date and ending 90 days following such termination date, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), the Option shall be eligible to vest in accordance with Sections 2(c)(i), (ii) and (iii) above as if the Change in Control had occurred immediately prior to such termination of employment, and any portion of the Option that remains unvested at such time shall be forfeited.

3. Method of Exercise; Tax Withholding.

(a) The Grantee may exercise the vested and exercisable portion of the Option, in whole or in part, by notifying the Company in writing of the number of Option Shares to be purchased thereunder and delivering with such notice an amount equal to the aggregate Exercise Price for such number of Shares in cash (certified check, wire transfer or bank draft) or, if permitted by the Company in its sole discretion, in whole Shares already owned by the Grantee. Following an IPO, or if the Grantee’s exercise follows his or her termination of employment (i) by the Company or one of its Affiliates without Cause or due to the Grantee’s Disability, (ii) due to the Grantee’s death or (iii) for any reason other than for Cause following the fifth anniversary of the Date of Grant, the Grantee may exercise an Option by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the aggregate Exercise Price for such Shares and all applicable required withholding taxes, provided that the number of Shares so withheld to satisfy applicable withholding and employment taxes shall not have an aggregate fair market value on the date of such withholding in excess of the applicable minimum required withholding obligation. In addition, following an IPO, the Grantee may exercise an Option by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price for such Shares and all applicable required withholding taxes.

(b) Except as expressly provided in Section 3(a), the Company shall be entitled to require, as a condition to the exercise of the Option, that the Grantee remit an amount in cash or, in the discretion of the Company, Shares or other property sufficient to satisfy all Federal, state and local or other applicable withholding and employment taxes relating thereto. In addition, the Company shall have the right and is hereby authorized to withhold from the Shares otherwise deliverable upon exercise of the Option, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Company, Shares or other property) of any applicable withholding and employment taxes in respect of the exercise of the Option and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

4. Expiration. In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (the “Option Period”). The Option is subject to earlier cancellation, termination or expiration of the Options pursuant to (i) Section 7 of the Plan, (ii) Sections 7(i) or 10 hereof, (iii) expiration of the post-termination exercise period set forth in Section 5 hereof, as applicable, or (iv) the exercise of the Repurchase Right pursuant to Section 6 hereof with respect to all or the portion of the Option repurchased.

5. Termination of Employment.

(a) Termination of Employment without Cause.

(i) If, on or prior to an applicable Vesting Date or Performance Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause, then (A) the Time-Based Vesting Portion, to the extent unvested, shall become fully vested and exercisable, and (B) (1) any unvested portion of the Grantee’s Performance-Based Vesting Portion shall remain eligible to become vested and exercisable in accordance with Section 2(b) (without regard to any requirement that the Grantee remain continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through any Performance Vesting Date) and Section 2(c) (without regard to any requirement that the Grantee remain continuously employed through the effective date of a Change in Control); and (2) upon the date that any part of the unvested portion of the Grantee’s Performance-Based Vesting Portion is no longer capable of vesting in accordance with the preceding sentence, such part shall be immediately forfeited and shall no longer remain outstanding.

(ii) If, prior to the end of the Option Period, the Grantee’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause, the vested portion of the Option (after giving effect to subsection (i)) shall expire on the earlier of (x) the last day of the Option Period or (y) the 90th day following the date of such termination; provided, that the time period set forth in the immediately preceding clause (y) shall be tolled with respect to each part of the unvested portion of the Grantee’s Performance-Based Vesting Portion that still remains eligible to become vested and exercisable pursuant to subsection (i) until the Committee has certified applicable performance results in respect of such part.

(b) Termination of Employment due to Death or Disability.

(i) If, on or prior to an applicable Vesting Date or Performance Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Grantee’s Disability or (2) due to the Grantee’s death, the installment of the Time-Based Vesting Portion of the Option scheduled to vest on the Vesting Date next following such termination of employment shall become vested and exercisable as of the date of such termination of employment with respect to the number of Option Shares equal to (x) 20% of the Time-Based Vesting Portion, multiplied by (y) a fraction, (i) the numerator of which is equal to the number of calendar days that have elapsed since the last Vesting Date prior to the date of termination of employment or, if no Vesting Date is applicable, the Date of Grant, and (ii) the denominator of which is equal to the total number of calendar days in the applicable vesting year. Any remaining unvested portion of the Option (whether with respect to the Time-Based Vesting Portion or Performance-Based Vesting Portion) shall be cancelled immediately (subject to Section 2(b)(iii) and Section 2(c)(iii)) and the Grantee shall immediately forfeit any rights to the Option Shares subject to such unvested portion.

(ii) If, prior to the end of the Option Period, the Grantee’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Grantee’s Disability or (2) due to the Grantee’s death, the vested portion of the Option (after giving effect to subsection (i) above) shall expire on the earlier of (x) the last day of the Option Period or (y) the 365th day following the date of such termination, provided, that if the termination date occurs after December 31 of a Measurement Year but prior to the Committee’s certification of the Company’s Annual EBITDA and Annual Free Cash Flow for such Measurement Year, the time period set forth in this clause (y) shall be tolled with respect to the Open Vested Portion of the Performance-Based Vesting Option applicable to such Measurement Year until the Committee has certified such performance results in accordance with Section 2(b)(iii). In the event of a termination described in this subsection (b), the vested portion of the Option shall remain exercisable by the Grantee until its expiration only to the extent the Option was exercisable at the time of such termination, after giving effect to any accelerated vesting under Section 5(b)(i).

(c) Termination of Employment for Cause. If, prior to the final Vesting Date or Performance Vesting Date, the Grantee’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates for Cause, the unvested and vested portion of the Option shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to the Option.

(d) Other Termination of Employment.

(i) If, prior to the final Vesting Date or Performance Vesting Date, the Grantee’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Sections 5(a), (b) or (c) above (including any termination of employment by the Grantee), the unvested portion of the Option shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to such unvested portion.

(ii) If, prior to the end of the Option Period, the Grantee’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Sections 5(a), (b) or (c) above (including any termination of employment by the Grantee), the vested portion of the Option shall expire on the earlier of the last day of the Option Period or the 30th day following the date of such termination. In the event of a termination described in this subsection (d), the vested portion of the Option shall remain exercisable by the Grantee until its expiration only to the extent the Option was exercisable at the time of such termination.

6. Repurchase Right. In the event of the termination of the Grantee’s employment with the Company and its Affiliates for any reason, the Option and any Option Shares acquired upon exercise of the Option shall be subject to repurchase by the Company as set forth in this Section 6 and the Stockholders’ Agreement. Capitalized terms used in this Section 6 and not otherwise defined in the Plan or this Agreement shall have the meanings ascribed to them in the Stockholders’ Agreement to which the Grantee has or, as a condition to exercise of the Option, will become a party.

(a) Call Right, Generally.

(i) From and after a Repurchase Event, the Company shall have the right, but not the obligation, to repurchase all or any portion of the vested Option and/or Option Shares held by the Grantee, in accordance with Section 4 of the Stockholders’ Agreement, as modified by this Section 6 (the “Repurchase Right”). The Company may exercise the Repurchase Right by written notice (a “Repurchase Notice”) delivered to the Grantee within six (6) months after the Repurchase Event. Any repurchase described in the immediately preceding sentence shall be (i) with respect to Option Shares, for fair market value (as determined under Section 4.1(e) of the Stockholders’ Agreement), and (ii) with respect to the vested Option, the excess, if any, of the fair market value (as determined under Section 4.1(e) of the Stockholders’ Agreement) for the Option Shares in respect of the vested Option over the Exercise Price, in each case except as set forth in subsection (b) below. The determination date for purposes of determining the fair market value in the preceding sentence shall be the closing date of the purchase of the applicable to the subject vested Option and/or Option Shares (the “Repurchase Date”). Subject to Section 4.3 of the Stockholders’ Agreement, the Repurchase Date with respect to any sale and repurchase of the vested Option and/or Option Shares pursuant to the exercise of the Repurchase Right shall take place on the later of (x) the date specified by the Company, which shall in no event be later than thirty (30) days following the date of the Repurchase Notice, and (y) ten (10) days following the receipt by the Company of all necessary governmental and other approvals.

(ii) Solely for the purpose of any independent appraisal of fair market value pursuant to Section 4.1(e) of the Stockholders’ Agreement, the Company shall give the Grantee reasonable access, at the offices or facilities of the Company during normal business hours, to the books and records that relate, in the reasonable discretion of the Company, to such valuation; provided, that: (i) in connection with such access and information, the Grantee executes a written confidentiality agreement agreeing to be bound by customary confidentiality undertakings, (ii) any such access shall be furnished only upon written request submitted reasonably in advance, (iii) any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and its Affiliates, and (iv) neither the Company nor any of its Affiliates shall be required to disclose any information to the Grantee, if doing so could violate (A) any agreement or federal, state, provincial, municipal, local or foreign law to which Apollo, Apollo Overseas Co-Investors (MHE), L.P., the Company or any Affiliate of the Company is a party or may otherwise be subject to, or (B) result in the inability of any such party to successfully assert a claim of privilege (including attorney-client and work product privileges).

(b) Company’s Call Right Upon Certain Terminations. Notwithstanding anything contained herein to the contrary, in the event the Grantee’s employment relationship with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates for Cause, then the Company may exercise the Repurchase Right by delivering a Repurchase Notice to the Grantee within the time periods set forth in Section 6(a) above at a price equal to: (i) for each Option Share, the lesser of (x) the Exercise Price paid to acquire such Option Share, subject to adjustment by the Company to reflect any stock split, recapitalization or similar adjustment to the Shares, and (y) the fair market value (as determined under the Stockholders’ Agreement) of such Option Share on the Repurchase Date, or (ii) for any vested Option, zero, so that any portion of the Option outstanding as of the date of such termination (whether vested or unvested) shall be cancelled effective as of the date of termination without payment therefor.

(c) Apollo Call Right. The Company shall provide prompt written notice to Apollo stating whether it has elected to exercise its Repurchase Right pursuant to Section 6(a) or (b) above. If such notice states that the Company elects not to exercise its Repurchase Rights for all or any portion of the applicable vested Option and/or Option Shares, Apollo (or its designee) shall have the right (exercisable by delivery of written notice to the Grantee on or before the later of (i) the 30th day following Apollo’s receipt of such notice of election from the Company or (ii) six (6) months after the Repurchase Event) to purchase any such vested Option and/or Option Shares not purchased by the Company on the same terms and conditions as those applicable to the Company as set forth in Section 6(a) or (b) above.

(d) Closing. The Repurchase Date shall take place on a date designated by the Company or Apollo, as applicable, in accordance with Section 6(a) or (c), respectively; provided, however, that the Repurchase Date may be deferred to a date designated by the Company or Apollo, as applicable, or, to the extent required to avoid liability under applicable securities laws, by the Grantee, until such time as the Grantee has held the vested Option and/or Option Shares, as applicable, for a period of at least six (6) months and one (1) day. The purchase price shall be paid at the closing in the form of a check, wire transfer of immediately available funds, or by cancellation of money purchase indebtedness of the Grantee, as determined in the sole discretion of the Company or Apollo, as applicable; provided, that if the parties mutually agree in writing, all or the remaining balance of the purchase price may be paid by way of a promissory note. The Company or Apollo, as applicable, may effect repurchase of the vested Option and/or Option Shares and the Company shall record such Transfer on its books whether or not the Grantee attends such closing or delivers certificates representing the vested Option and/or Option Shares to the Company or Apollo (as the case may be). The Grantee hereby grants an irrevocable proxy and power of attorney which, it is agreed, is coupled with an interest to any nominee of the Company or Apollo, as applicable, to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such nominee to effect the sale and purchase of the vested Option and/or Option Shares. If the Grantee fails to take all necessary actions and execute and deliver all documents necessary and appropriate to fulfill his or her obligations under this Section 6, the Grantee shall, to the fullest extent permitted by law, indemnify, defend and hold harmless such nominee, its officers, directors, employees, counsel, representatives, agents and partners against all claims, liability, loss or damage (or actions in respect thereof), together with all reasonable costs and expenses (including reasonable legal fees and expenses, and expenses incurred in settlement of any litigation commenced or threatened), relating to or arising from such nominee’s exercise of the proxy and power of attorney granted hereby. In addition, the Grantee shall immediately lose all rights the Grantee may have under Section 5 of the Stockholders’ Agreement in the event of any repurchase pursuant to this Section 6.

(e) Notices Related to Tag-Along and Piggyback Rights.

(i) If Apollo desires to effect a Tag-Along Transaction (as defined in the Stockholders’ Agreement), Apollo shall give written notice to the Grantee sufficiently in advance of such transaction to enable him or her to exercise the vested portion of the Option that is then outstanding (including, for the sake of clarity, any such portion of the Option that vests in accordance with Section 2(c) of this Agreement if the Tag-Along Transaction results in a Change in Control) and to participate in such transaction by executing a Joinder (as defined in the Stockholders’ Agreement) and becoming a party to the Stockholders’ Agreement, but any such exercise shall be contingent on the occurrence of the Tag-Along Transaction, and, provided that, if the Tag-Along Transaction does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(ii) If the Company at any time proposes for any reason to register Restricted Shares (as defined under the Stockholders’ Agreement) under the Securities Act pursuant to Section 8.6 of the Stockholders’ Agreement, the Company shall give written notice to the Grantee sufficiently in advance of such registration to enable him or her to exercise the vested portion of the Option that is then outstanding (including, for the sake of clarity, any such portion of the Option that vests in accordance with Section 2(c) of this Agreement if the sale by the Company of any such Restricted Shares results in a Change in Control) and to execute a Joinder and become a party to the Stockholders’ Agreement, but any such exercise shall be contingent on the occurrence of the registration, and, provided that, if the registration does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

7. Restrictive Covenants

(a) Confidentiality of this Agreement. The Grantee hereby agrees that (i) except as required by law, the Grantee will not disclose to any Person other than the Grantee’s spouse and legal, financial and other advisors (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Committee, and (ii) in the discretion of the Committee, the Option shall terminate and any unexercised portion of such Option (whether or not vested) shall be forfeited if the Grantee violates the non-disclosure provisions of this Section 7(a).

(b) Non-Competition. During the term of the Grantee’s employment with the Company or any of its Affiliates and for a period of one year thereafter (provided, that if the Grantee is required to give advance notice to the Company or its Affiliates of his or her resignation under the Company’s Executive Severance Plan, then such one-year period shall commence on the date such notice is actually given by the Grantee) (the “Non-Compete Period”), the Grantee shall not (without the prior written consent of the Company), directly or indirectly, (i) engage in any Competitive Business, (ii) render any services to any Competitive Business in a manner that enhances the capacity of such Competitive Business to engage in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates, or (iii) acquire a financial interest in any Competitive Business. For purposes of this Section 7(b): (A) the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise (provided that licensers of technology shall only be covered if the Grantee is personally working on technology for a Competitive Business and such technology is not technology that is generally available to a broad group of customers), and (B) the term “Competitive Business” shall mean a business that engages in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates during the three-year period ending on the date of the Grantee’s termination of employment. Notwithstanding the foregoing, nothing contained herein will prevent the Grantee from engaging in any activity (including those described in the first sentence of this Section 7(b)) for or with respect to any subsidiary, division or affiliate or unit (each a “Unit”) of an entity that is a Competitive Business, so long as that Unit is not itself a Competitive Business and so long as the Grantee is not providing services, or is actively involved in the supervision of other Persons who are providing services, to any other Unit of such entity or business that is a Competitive Business. In addition, notwithstanding the foregoing, nothing herein shall prohibit the Grantee from being a passive owner of not more than 2% of the outstanding equity securities of any class of a corporation or other entity that is publicly traded, or not more than 2% of any non-voting equity securities or debt securities of any corporation or other entity, so long as the Grantee has no active participation in the business of such corporation or other entity (including, without limitation, serving as a member of the board of directors or as a consultant). The obligations of the Grantee under this Section 7(b) shall apply to (x) any geographic area or territory in which the Company or any of its Affiliates is engaged in business as of the date of his or her termination of employment, and (y) any prospective geographic area or territory that within the six months preceding the date of termination of the Grantee’s employment, has been the subject of serious consideration by the Company or any of its Affiliates as a business location and which the Grantee is or has been made aware of. For purposes of this Section 7(b), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(c) Non-Solicitation; Non-Hire. During the Non-Compete Period, the Grantee shall not (without the prior written consent of the Company) directly or indirectly: (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any of its Affiliates to terminate their relationship with or leave the employ of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any of its Affiliates until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or such Affiliate has ended, or (iii) induce or attempt to induce any customer, supplier, prospect licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, prospect licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; provided, that clauses (i) and (ii) of this Section 7(c) shall not apply to the solicitation or hiring of the Grantee’s administrative assistant; provided, further, that none of (A) the Grantee’s acting as a reference for employees, (B) any generic, nontargeted advertising affiliated directly or indirectly with the Grantee or (C) the Grantee’s good faith and proper performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall be deemed a breach of this Section 7(c). For purposes of this Section 7(c), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(d) Non-Disparagement. During the term of the Grantee’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Grantee shall not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors or officers. During the term of the Grantee’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Company shall not, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of, damaging to, or could reasonably be expected to be harmful to, the Grantee. The foregoing shall not be violated, either by the Grantee or by the Company, by truthful responses to legal process or inquiry by a governmental authority, competitive-type statements that are normal and customary for the industry in the context of product comparisons and the like, rebuttal of statements by the Company or the Grantee, as applicable, or good faith statements by the Grantee, an officer or a director in the good faith performance of duties for the Company or its Affiliates or good faith statements by the Company in the good faith conduct of its business. For purposes of this Section 7(d), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(e) Non-Disclosure of Confidential Information; Return of Property. During the term of the Grantee’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Grantee’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets; provided, that the Grantee’s good faith performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 7(e). Upon the Grantee’s termination of employment for any reason, the Grantee shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes. The Grantee may nonetheless retain copies of documents relating to the Grantee’s compensation; the Grantee’s personal entitlements and obligations; the Grantee’s rolodex (and electronic equivalents); and the Grantee’s cell phone number. The Grantee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process. The provisions of this Section 7(e) supersede the confidentiality provisions of the Stockholders’ Agreement as applied to the Grantee, to the extent inconsistent.

(f) Intellectual Property Rights.

(i) The Grantee agrees that the results and proceeds of the Grantee’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Grantee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Grantee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Grantee hereby irrevocably assigns and agrees to assign any and all of the Grantee’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Grantee whatsoever. As to any Invention that the Grantee is required to assign, the Grantee shall promptly and fully disclose to the Company all information known to the Grantee concerning such Invention. The Grantee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Grantee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(ii) The Grantee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Grantee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Grantee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(f) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being the Grantee’s employer (or Affiliate of the Grantee’s employer, as applicable). The Grantee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Grantee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the

Grantee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Grantee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Grantee’s employment with the Company.

(g) Grantee Acknowledgements. The Grantee understands that this Section 7 may limit his or her ability to earn a livelihood in a business competitive to the business of the Company and its Affiliates. The Grantee expressly acknowledges and agrees that this Section 7 is reasonable and necessary for the protection of the legitimate business interests of the Company and is reasonable in scope.

(h) Notification of Subsequent Employer. The Grantee hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Grantee remains subject to any of the covenants set forth in Section 7, the Grantee shall provide such prospective employer with written notice of the provisions of this Section 7 (to the extent any such provisions are applicable and in effect at the time of such notice), with a copy of such notice delivered to the Company not later than three (3) business days prior to the date on which the Grantee commences such employment or provision of services. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of this Section 7.

(i) Forfeiture; Other Relief. In the event of a material breach by the Grantee of the restrictive covenants set forth in this Section 7, then in addition to any other remedy which may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that the Grantee has previously exercised all or any portion of the Option within the three (3) year period immediately preceding such breach, the Grantee shall forfeit such Option Shares without consideration and be required to promptly repay to the Company, upon 10 days prior written demand by the Committee, any proceeds received by the Grantee upon disposition of the Option Shares. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Grantee shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Grantee’s breach of such restrictive covenants to the full extent contemplated by Section 12(n). The Grantee acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Grantee breaches any of the terms of the covenants set forth in this Section 7, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Grantee hereby agrees that, in the event of a breach of any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. The Company hereby acknowledges that a breach of the Company’s covenant contained in Section 7(d) will cause irreparable damage to the Grantee, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company hereby agrees that, in the event of a breach of the Company’s covenant contained in Section 7(d), in addition to any other remedy which may be available at law or in equity, the Grantee shall be entitled to specific performance and injunctive relief.

(j) Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 7 in any respect shall not affect the validity or enforceability of the other provisions of this Section 7 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 7 shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of this Section 7 is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

8. Rights as a Stockholder. The Grantee shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares subject to this Option unless, until and to the extent that (i) the Grantee has signed a joinder to the Stockholders’ Agreement designated by the Company (in the form attached to such Stockholders’ Agreement), (ii) such Option shall have been exercised pursuant to its terms, (iii) the Company shall have issued and delivered such Shares to the Grantee and (iv) the Grantee’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (iii) and (iv) of the preceding sentence to occur promptly following exercise as contemplated by this Agreement, subject to compliance with applicable laws.

9. Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the Option as it deems reasonably necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Grantee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof, and the Grantee shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. In no event shall the Company be obligated to register Shares under state or Federal securities laws, to comply with the requirements of any exemption from registration requirements or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the issuance of Shares pursuant to the exercise of the Option which may be imposed by any applicable law, rule or regulation. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

10. Clawback. The Option and/or the Option Shares shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted.

11. Litigation Cooperation. The Grantee agrees that during and after his employment by the Company and its Affiliates, the Grantee will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, which are not adverse to the Grantee (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company and its Affiliates. The Grantee agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Grantee also agrees, unless precluded by law, to promptly inform the Company if the Grantee is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Grantee’s employment or the period of the Grantee’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Grantee for all of the Grantee’s reasonable out-of-pocket expenses associated with such assistance. In addition, during any period in which the Grantee provides such assistance but is not receiving severance payments or benefits from the Company or its Affiliates, and is not testifying, the Grantee shall receive reasonable compensation for assisting the Company. Any reimbursement that is taxable income to the Grantee shall be subject to applicable withholding and employment taxes.

12. Miscellaneous.

(a) Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Grantee other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 9(f) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. In the event of the Grantee’s death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Grantee’s executors or administrators.

(b) Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Grantee shall not be materially adversely affected without the Grantee’s written consent.

(c) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d) Section 280G.

(i) In the event that the Grantee becomes entitled to payments or benefits under this Agreement, the Plan and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Grantee’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Grantee, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Grantee with respect thereto, would be greater if no Excise Tax were imposed.

(ii) If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Grantee’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options.

(iii) All determinations required to be made under this Section 12(d) will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Grantee. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 shall be borne by the Company.

(e) Section 409A. The Option is not intended to be subject to Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Grantee to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Grantee’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Grantee of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 12(e) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(f) Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)	if to the Company, to:

Georgia Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street, 48th Floor

New York, NY 10019

Facsimile: (212) 515-3251

Attention: Ms. Laurie D. Medley

with copies to:

Apollo Management VII, L.P.

9 West 57th Street, 48th Floor

New York, NY 10019

Facsimile: (212) 515-3251

Attention: Ms. Laurie D. Medley

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 492-0237

Attention: Lawrence I. Witdorchic, Esq.

(ii)	if to the Grantee, to the Grantee’s home address on file with the Company, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Facsimile: (212) 935-3115

Attention: David R. Lagasse, Esq.

All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(h) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever.

(i) Fractional Shares. In lieu of issuing a fraction of a Share resulting from any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 7 of the Plan or otherwise, the Company shall be entitled to pay to the Grantee an amount equal to the Fair Market Value of such fractional share.

(j) Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

(k) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(l) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(m) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(n) Arbitration; Waiver of Jury Trial.

(i) Except as provided in Section 12(n)(ii) below, any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Agreement or the Plan, or any breach, termination or validity thereof, shall be finally determined and settled by arbitration in New York, New York in accordance with the applicable rules of the American Arbitration Association in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Any review by an arbitrator pursuant to this Section 12(n) shall be de novo. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to maintain all aspects of any arbitration proceedings, findings and decisions (whether by arbitrator or court) strictly confidential. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement or the Plan pursuant to this Section 12(n)(i), each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered, provided, that the arbitrator may in its discretion award costs to the Grantee if it determines that to be appropriate.

(ii) Notwithstanding the foregoing, (A) the Grantee agrees that it would be difficult to measure any damages caused to the Company and its Affiliates which might result from any breach by the Grantee of the covenants set forth in Section 7, and that in any event, money damages would be an inadequate remedy for any such breach, and (B) the Company agrees that it would be difficult to measure any damages caused to the Grantee for its breach of Section 7(d). Accordingly, (1) if the Grantee breaches, or proposes to breach, Section 7, the Company and its Affiliates shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party, and (2) if the Company breaches, or proposes to breach, Section 7(d), the Grantee shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

(iii) The Grantee and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any breach or threatened breach by the Grantee of Section 7, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(iv) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(o) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(p) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

GEORGIA HOLDINGS, INC.

By:	/s/ David Stafford
David Stafford
Senior Vice President, General Counsel and Secretary

[Signature Page to Option Agreement]

/s/ Ronald Schlosser
Ronald Schlosser

[Signature Page to Option Agreement]

EXHIBIT A

Vesting of the Performance-Based Vesting Portion

($ Millions)

Last Day of Measurement Year	Annual EBITDA Target	Cumulative EBITDA Target		Annual Free Cash Flow Target	Cumulative Free Cash Flow Target
December 31, 2013	$		N/A	$		N/A
December 31, 2014	$	$		$	$
December 31, 2015	$	$		$	$
December 31, 2016	$	$		$	$
December 31, 2017	$	$		$	$

“Annual EBITDA,” for any Measurement Year, means consolidated net income before interest, taxes, depreciation, amortization, extraordinary items (including Other Income and Expense items as well as LIFO Income and Expense items) and management or similar fees payable to Apollo Management, L.P. or any of its Affiliates, as reflected on the Company’s audited consolidated financial statements for such period. Consolidated net income shall be determined in accordance with generally accepted accounting principles except that gains or losses from extraordinary, unusual or non-recurring items may be excluded in the discretion of the Committee.

“Annual Free Cash Flow,” for any Measurement Year, means operating cash flow minus capital expenditures.

“Cumulative EBITDA” for any Measurement Year means the sum of (i) Annual EBITDA as of December 31 for such Measurement Year and (ii) Annual EBITDA for each prior Measurement Year, except as otherwise provided in Section 2(b)(ii)(C).

“Cumulative Free Cash Flow,” for any Measurement Year, means the sum of (i) Annual Free Cash Flow as of December 31 for such Measurement Year and (ii) Annual Free Cash Flow for each prior Measurement Year, except as otherwise provided in Section 2(b)(ii)(C).

The performance targets set forth on this Exhibit A may be adjusted by the Committee pursuant to Section 7 of the Plan and/or Section 2(b)(iv) of the Grant Certificate, including in the event of an acquisition or disposition of any of the businesses of the Company occurring after the Date of Grant.

A-1